STOCK OPTION AGREEMENT
                         FOR NON-INCENTIVE STOCK OPTIONS
                PURSUANT TO THE TRI-COUNTY FINANCIAL CORPORATION
          1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED

     STOCK OPTION for a total of ____________ shares of Common Stock, par value $.01 per share, of Tri-County Financial Corporation (the "Company") is hereby granted to _________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Tri-County Financial Corporation 1995 Stock Option Plan for Non-Employee Directors, As Amended (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the
                  ---
Internal Revenue Code of 1986, as amended (the "Code").

     1. Option Price.  The option price is  $___________  for each share,  being
        ------------
100% of the fair market value, as determined by the Company's Board of Directors, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option.  This Option shall be exercisable in accordance with
        ------------------
provisions of the Plan as follows:

     (i)  Schedule of Rights to  Exercise.  All shares  subject to option may be
          -------------------------------
exercised immediately after the date of grant of this Option.

     (ii) Method of  Exercise.  This Option  shall be  exercisable  by a written
          -------------------
notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address and Social Security Number (or, if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by registered or certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months, or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions  on  Exercise.  The Option may not be  exercised if the
            --------------------------
issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his or her exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding.  The Optionee hereby agrees that the exercise of the Option
        -----------
or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-Transferability of Option. This Option may not be transferred in any
        -----------------------------
manner otherwise than by will or by the laws of descent or distribution. Notwithstanding the foregoing, the Participant may transfer Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Option. The terms of this Option shall be binding upon the transferees, executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option.  This  Option may not be  exercisable  for more than ten
        --------------
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


                              TRI-COUNTY FINANCIAL CORPORATION

                              1995 STOCK OPTION PLAN FOR
                              NON-EMPLOYEE DIRECTORS, AS AMENDED
                              COMMITTEE


                              By ______________________________________




____________ __, 200_         Attest:__________________________________
Date of Grant
(Seal)

                    NON-INCENTIVE STOCK OPTION EXERCISE FORM

                PURSUANT TO THE TRI-COUNTY FINANCIAL CORPORATION
          1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED


                                   __________________
                                         Date



Treasurer
Tri-County Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland  20604

         Re: 1995 Stock Option Plan for Non-Employee Directors, As Amended
             -------------------------------------------------------------

Dear Sir or Madam:

     The undersigned elects to exercise his/her Non-Incentive Stock Option to purchase ________ shares, par value $.01 per share, of Common Stock of Tri-County Financial Corporation under and pursuant to a Stock Option Agreement dated ________, 200_.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock held for more than six months, valued at the fair market value of the stock on the date of exercise, as set forth below.

                $___________  of cash or check
                 ___________  shares of Common Stock, valued at $____ per share
                $             Total
                 ===========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name __________________________________________________________________________

Address _______________________________________________________________________

Social Security Number ________________________________________________________



                                             Very truly yours,


                                             ___________________________